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                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                         HANDY HARDWARE WHOLESALE, INC.

     This instrument accurately copies the Articles of Incorporation of HANDY HARDWARE WHOLESALE, INC., a Texas corporation, and all amendments thereto that are in effect to date, and contains no change in any provision thereof except as permitted by Texas Business Corporation Act article 4.07.B. These Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto.


                                   ARTICLE ONE

     The name of the corporation is HANDY HARDWARE WHOLESALE, INC.

                                   ARTICLE TWO

     The period of its duration is perpetual.

                                  ARTICLE THREE

     The purposes for which the corporation is organized are:

          (a) To purchase, sell, exchange and deal in goods, wares and merchandise, agricultural and farm products, hardware equipment and supplies as a wholesale distributor, to represent any manufacturer as an agent to distribute such goods, wares and merchandise as may be deemed appropriate and to do all things necessary in the carrying on of a business for such purposes.

          (b) To purchase or otherwise acquire, hold, sell, exchange, pledge, hypothecate, deal in and dispose of goods, wares and merchandise of all kinds. To buy, sell and deal in personal property, real property and services subject to Part Four of the Texas Miscellaneous Corporation Laws Act.

          (c) To acquire by purchase, lease or otherwise, and to improve and develop buildings and other real property; to erect buildings, private or public, of all kinds; to sell or lease said buildings and/or other real property or any part thereof; to buy, sell, mortgage, exchange, lease or hold for investment or otherwise, use and operate real estate of all kinds, improved or unimproved, and any right or interest therein; all of the foregoing subject, however, to the provisions of Part Four, Texas Miscellaneous Corporation Laws Act, Article 1302-4.01 through 4.07, Vernon's Annotated Texas Statutes.

          (d) To do everything necessary, proper, advisable, or convenient for the accomplishment of any of the purposes stated above; provided however, that nothing herein shall be construed to authorize the corporation to carry on any business, exercise any power, or do any act which the corporation may not under the Texas Business Corporation Act lawfully carry on, exercise or do, nor shall the corporation have banking

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     privileges; nor shall any service be performed by the corporation or any act performed by the corporation unless all legally required licenses and/or permits have been obtained prior thereto.

                                  ARTICLE FOUR

     The aggregate number of shares which the corporation shall have authority to issue is 210,000, consisting of:

       10,000 shares of Class A Common Stock, $100.00 par value each; 100,000 shares of Class B Common Stock, $100.00 par value each; and 100,000 shares of Preferred Stock, $100.00 par value each.

     The terms on which these three classes of shares are created and the particular character of the preference of the preferred shares and the conditions and limitations applying thereto and to the common shares are as follows:

          (a) The holders of the preferred shares shall be entitled to receive, when and as declared by the Board of Directors of this corporation, cumulative dividends thereon from either of the following dates: (1) March 1, 1982, for the Preferred Shares which are issued and outstanding as of March 1, 1982 or (2) the date of issuance, for Preferred Shares which are issued subsequently to March 1, 1982, those cumulative dividends to be at a rate fixed by the Board of Directors, which shall be not less than seven per cent (7%) per annum and no more than twenty (20%) percent per annum, payable out of the earned surplus of this corporation annually on the 1st day of March of each year before any dividend shall be paid or set apart for the common shares. Dividends on the preferred shares shall be cumulative, so that if in any year dividends amounting to at least seven per cent (7%) shall not have been paid on such shares, any deficiency of less than seven percent (7%) per annum shall be paid before any dividends shall be declared or paid upon or set apart for the Common Shares.

          (b) This corporation may at any time, or from time to time as shall be permitted under the laws of the State of Texas, redeem the whole or any part of its preferred shares on any annual dividend date by paying therefor in cash ONE HUNDRED AND NO/100 DOLLARS ($100.00) per share, and all accrued unpaid dividends thereon at the date fixed for such redemption. At least 50 days' notice of every such redemption shall be given to the holders of record of the shares to be redeemed, in such manner as shall be provided in the by-laws of this corporation, or from time to time by resolution of its Board of Directors. If at any time this corporation shall determine to redeem less than the whole amount of its preferred shares then outstanding, the particular shares to be redeemed shall be ascertained in such manner as shall be provided in its by-laws, or from time to time by resolution of its Board of Directors. Except as herein otherwise specified, the Board of Directors shall have full discretion to prescribe and regulate from time to time the procedure to be followed in and all details concerning the redemption of the preferred shares.


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          (c)  Out of any earned surplus of the corporation remaining after the payment of full dividends on the preferred shares for all previous dividend periods and after full dividends thereon for the then current annual dividend period shall have been declared and paid in full or provided for, then, and not otherwise, dividends may be declared upon the common shares.

          (d) In the event of any liquidation, dissolution, or winding up of the corporation, the holders of the preferred shares shall be entitled to be paid in full the par value thereof, and all accrued unpaid dividends thereon, before any sum shall be paid to, or any assets distributed among, the holders of the common shares, but after payment to the holders of the preferred shares of the amounts payable to them as hereinabove provided, the remaining assets and funds of the corporation shall be paid to and distributed among the holders of the common shares.

          (e) All common stock outstanding as of October 26, 1971, is hereby reclassified as Class A Common Stock. Only the Class A Common Stock shall have voting rights. The holders of Class A Common Stock shall be entitled to one vote for each and every share of Class A Common Stock standing in his, her or its name on each matter submitted to a vote at any meeting of stockholders. No holder of Class B Common Stock or Preferred Stock shall be entitled to cast any vote on account of ownership of any such stock.

          (f) Except as hereinabove provided with respect to voting rights, neither of the two classes of common stock shall be entitled to any preference or priority over the other in the event of the dissolution, liquidation, or winding up of the corporation and in such event, as it may be, the shares of Class A Common Stock and Class B Common Stock shall be entitled in the same amounts per share without preference or priority of one class over the other.

          (g) No shares of Class A Common Stock shall be issued or sold except in such units and under such circumstances as will assure that every holder of Class A Common Stock shall own an identical number of said shares. The number of shares of Class A Common Stock which shall comprise a unit of ownership shall be fixed from time to time by the Board of Directors or in the By-Laws. No shares of Class B Common Stock shall be issued except to persons who are, at the time of such issuance, holders of shares of Class A Common Stock.

          (h) Except as provided in paragraph (g) of this Article IV, no holder of any class of stock of the corporation shall have any pre-emptive or preferential right to subscribe to or purchase any shares of stock of the corporation or share or securities of any kind, including, but not limited to, any notes, debentures, bonds or other securities either convertible into or evidencing the right to purchase any shares of stock of the corporation.


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                                  ARTICLE FIVE

     The corporation will not commence business until it has received for the issuance of its shares consideration of the value of two thousand dollars ($2,000.00) consisting of money, labor done or property actually received, which sum is at least equal to ten per cent (10%) of the total capitalization of said corporation and not less than $1,000.00

                                   ARTICLE SIX

     The address of its registered office is 8300 Tewantin Drive, Houston, Texas 77061 and the name of its registered agent at such address is James D. Tipton.

                                  ARTICLE SEVEN

     The number of directors currently constituting the board of directors is ten (10) and the names and addresses of the persons who currently serve as directors are:

               James D. Tipton                    Houston, Texas
               Norman J. Bering, II               Houston, Texas
               Weldon D. Bailey                   Houston, Texas
               Truman Breed                       Austin, Texas
               Virgil H. Cox                      Houston, Texas
               Robert L. Eilers                   Mercedes, Texas
               Fred E. Held                       Dallas, Texas
               H. Keith Rutledge                  Brenham, Texas
               James C. Tennison                  Jacksonville, Texas
               Joe A. Wiatt, Jr.                  Houston, Texas

     EXECUTED by the undersigned officer of the corporation as of the 21st day of October, 1992.



                                          /s/ James D. Tipton
                                        ----------------------------------------
                                        JAMES D. TIPTON, President of Handy
                                        Hardware Wholesale, Inc.


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                              ARTICLES OF AMENDMENT
                                     TO THE
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                         HANDY HARDWARE WHOLESALE, INC.


     Pursuant to the provisions of Article 4.02 of the Texas Business Corporation Act, Handy Hardware Wholesale, Inc., a Texas corporation, hereby adopts the following Articles of Amendment to its Restated Articles of Incorporation, as filed on October 22, 1992.

                                   ARTICLE ONE

     The name of the corporation is HANDY HARDWARE WHOLESALE, INC.

                                   ARTICLE TWO

     The introductory paragraph of Article Four of the Restated Articles of Incorporation is amended to read in full as follows:

          The aggregate number of shares which the corporation shall have authority to issue is 220,000, consisting of:

       20,000 shares of Class A Common Stock, $100.00 par value each; 100,000 shares of Class B Common Stock, $100.00 par value each; and 100,000 shares of Preferred Stock, $100.00 par value each.

                                  ARTICLE THREE

     The amendments set out above were adopted by the shareholders of the corporation on May 10, 1995. As of March 21, 1995, the record date of such meeting, the issued and outstanding shares of capital stock of the corporation were as follows:


               Class A Common Stock           7,860 shares
               Class B Common Stock          40,971 shares
               Preferred Stock               43,345 shares

Only the shares of Class A Common Stock have voting rights and were entitled to vote on the amendments. No shares of the corporation were entitled to be voted on the amendment as a class or series. The shares of Class A Common Stock were voted as follows on the amendments:

               In favor:                5,490 shares
               Against:                   160 shares
               Abstain:                   640 shares

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Dated:  July 5, 1995

                                        HANDY HARDWARE WHOLESALE, INC.



                                          /s/ James D. Tipton
                                        ----------------------------------------
                                        JAMES D. TIPTON, President






















































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